Exhibit 99.1

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                                                                 NEWS  RELEASE

[OBJECT OMITTED]            Fedders                505 Martinsville Road
                           Corporation             P.O. Box 813
                                                   Liberty Corner, NJ 07938-0813
                                                   Fax: 908/604-0715
                                                   Tel: 908/604-8686
                                                   www.fedders.com



FEDDERS REPORTS DELAYED FORM 10-K FILING


LIBERTY CORNER, NEW JERSEY - March 31, 2005 - Fedders Corporation today announced that, primarily as a result of the change in its fiscal year, which has required two audits; the audit of the results of the four-month stub period ended December 31, 2003, and the related balance sheet, as well as the audit of the year ended December 31, 2004 and the related balance sheet, including additional procedures for completion of the full-year audit because of the year end change, the audit of its consolidated 2004 financial statements is not yet complete. As a result, the company's Annual Report on Form 10-K will not be filed by March 31, 2005, the required date in order for the Form 10-K to be timely filed. The company previously reported that it requested an extension of the filing date from March 16, 2005 to March 31, 2005. The company cannot, at this time, provide a specific date for the completion of the audited financial statements and the filing of the Form 10-K

Robert L. Laurent, Jr., Fedders' chief financial officer, commented that "the company's accounting staff has been working diligently to complete both the annual financial statements and the procedures required by Sarbanes-Oxley
Section 404. The delay in completion of the financial statements and the audit is primarily the result of auditing two periods, a stub period and the full year, plus additional procedures for the full-year audit and 404 requirements."

The company previously reported a net loss of $15.6 million through the nine months ended September 30, 2004 compared to net income for the same period of 2003 of $15.5 million. Sales for the nine months of 2004 compared to the nine months of 2003 showed a decline of $22.2 million. Sales declined as a result of much cooler than normal summer weather in key North American markets. Net income was adversely affected by retirement of debt, higher component and raw material costs due to increases in


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commodity prices, a reduction in the value added tax (VAT) rebate on goods produced in China for export and unabsorbed manufacturing costs associated with the transition of production from several U.S. factories to China. Because the company's business is seasonal and, as a result, the company typically reports a loss in the second half of its fiscal year, the company anticipates the trends reflected above will affect full year comparisons as well.





This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties including, but not limited to, weather and economic, political, market and industry conditions and reliance on key customers. Such factors are described in Fedders' SEC filings, including its most recently filed annual report on Form 10-K. The company disclaims any obligations to update any forward-looking statements to incorporate developments occurring after release of announcement. Visit the Fedders investor information website at www.fedders.com to access additional information on Fedders.


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Contact information:                Robert L. Laurent, Jr.(908)604-8686

                                    investorrelations@fedders.com